Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Spansion Inc. 2010 Equity Incentive Plan of our reports dated February 12, 2010, with respect to the consolidated financial statements of Spansion Inc. included in its Annual Report (Form 10-K) for the year ended December 27, 2009, and the effectiveness of internal control over financial reporting of Spansion Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

May 10, 2010